Exhibit 99.1

Stronghold Digital Mining Appoints Matthew J. Smith as Chief Financial Officer

NEW YORK, April 14, 2022 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) today announced the appointment of Matthew Smith to the position of chief financial officer, effective April 18, 2022, succeeding Ricardo Larroudé, who is leaving the Company to pursue other business interests. He will remain with Stronghold through May 15, 2022 to ensure a seamless transition. Mr. Larroudé’s departure does not relate to any disagreements between him and the Company relating to any financial reporting, accounting principles or practices of Stronghold. The Company thanks Mr. Larroudé for his devotion to, and services on behalf of, the Company, as he was instrumental to Stronghold’s growth in the past year, and the Company wishes him the best in his future endeavors.

Mr. Smith currently serves on the Board of Directors for Stronghold and is the chairperson of both the Audit and Compensation Committees. While he will remain on the Board, Mr. Smith will resign as a member of both Committees. The Company is in active later-stage discussions with multiple qualified independent candidates to add to the Board of Directors and the Audit Committee and expects to make a subsequent announcement when a new member is appointed in the near future. In the interim, Sarah P. James will serve as chair of the Audit Committee.

Mr. Smith has deep financial experience in the energy, renewable, power and utility sectors, including more than 16 years in the investment management industry. He most recently was the managing partner of Deep Basin Capital, an energy-focused hedge fund, which he founded in January 2017. Prior to Deep Basin Capital, Mr. Smith was a Portfolio Manager at Citadel's Surveyor Capital Ltd. Mr. Smith is a CFA Charterholder and holds an M.S. in Finance from Wisconsin-Madison’s Applied Security Analysis Program (ASAP) and a B.B.A. from the University of Iowa Tippie College of Business. He also previously served as an independent director and audit committee member on the Board of Spartan Acquisition Corp. III from May 2021 until closing a business combination with Allego Holding B.V. in March 2022.

“Matt has an impressive financial background and understanding of the broader energy, power and utility sectors, which was a key determinant in having him join our Board shortly after our IPO,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “His deeply analytical mindset along with capital markets and portfolio management experience are welcomed additions to the Stronghold executive team.”

Smith commented: “Since joining the Board of Stronghold last November, I have been continually impressed with the talent of the growing team and the dedication to creating a leading vertically integrated, low-cost, environmentally beneficial Bitcoin miner. I look forward to quickly integrating into the CFO role, to ensure a seamless transition, and executing on our objective to create shareholder value.”

About Stronghold Digital Mining, Inc.
Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com